PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-95807
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)



                             [HOLDRS TELECOM LOGO]



                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Telecom HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                           Share           Primary
                    Name of Company                        Ticker         Amounts       Trading Market
         --------------------------------------------  -------------  --------------  ------------------
         ALLTEL Corp.                                         AT             2               NYSE
         AT&T Inc.                                            T           30.8971            NYSE
         BCE Inc.                                            BCE             5               NYSE
         BellSouth Corp.                                     BLS             15              NYSE
         CenturyTel, Inc.                                    CTL             1               NYSE
         Cincinnati Bell Incorporated                        CBB             2               NYSE
         Level 3 Communications, Inc.                        LVLT            3              NASDAQ
         Qwest Communications International Inc.              Q           12.91728           NYSE
         Sprint Nextel Corporation                            S         16.60501308          NYSE
         Telephone and Data Systems, Inc.                    TDS             1               AMEX
         Telephone and Data Systems, Inc. - Special         TDS.S            1               AMEX
         Common Shares
         Verizon Communications                               VZ           21.76             NYSE

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.